United States securities and exchange commission logo





                      October 6, 2022

       Tyson Murdock
       Executive Vice President and Chief Financial Officer
       HealthEquity, Inc
       15 West Scenic Pointe Drive Suite 100
       Draper, Utah 84020

                                                        Re: HealthEquity, Inc
                                                            Form 10-K for the
Fiscal Year Ended January 31, 2022
                                                            Filed March 31,
2022
                                                            Form 10-Q for the
Interim Period Ending April 30, 2022
                                                            Filed June 8, 2022
                                                            File No. 001-36568

       Dear Tyson Murdock:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services